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                                                                    EXHIBIT 99.1
(Cooper Cameron Logo)


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99-8

                                                         CONTACT: R. Scott Amann
                                              Vice President, Investor Relations
                                                                  (713) 513-3344


Cooper Cameron in agreement to sell rotating compressor business to Rolls-Royce

HOUSTON (August 20, 1999) -- Cooper Cameron Corporation (NYSE: CAM) has entered into an agreement to sell its rotating (centrifugal) compressor, power turbine and En-Tronic(R) controls business to Rolls-Royce plc for approximately $180 million. The closing of the transaction, which is subject to government approval and certain other conditions, is expected to be completed by the end of September 1999. During 1998, this business generated approximately $190 million in revenues as part of the Cooper Energy Services (CES) division of Cooper Cameron.

         CES has partnered with Rolls-Royce for more than twenty years through an equally-owned marketing joint venture company, Cooper Rolls, Inc., which markets CES' rotating compressors and power turbines, in combination with gas generators from Rolls-Royce, to worldwide energy markets under the Cooper Rolls(TM) and Coberra(R) brand names. Rolls- Royce will acquire the CES manufacturing and service locations in Mount Vernon, OH in the United States; Hengelo in the Netherlands; and Liverpool in the United Kingdom.

         Cooper Cameron Chairman, President and Chief Executive Officer Sheldon
R. Erikson said that Cooper Cameron and CES will continue to manufacture, sell and service reciprocating engines and compressors under the Ajax(R) and Superior(R) brand names. Erikson also noted that the Rolls-Royce transaction will have no impact on Cooper Cameron's Buffalo, NY-based Cooper
Turbocompressor operation, which provides air compression equipment for non-energy applications.


SALE REPRESENTS ANOTHER SIGNIFICANT STEP IN RESTRUCTURING OF COOPER CAMERON'S ENERGY-RELATED COMPRESSION BUSINESS
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         Erikson observed that the sale of the rotating compressor business is an integral part of the Company's continuing efforts to improve the profitability of its operations. "CES will now devote its resources to further improvement in manufacturing, selling and servicing its reciprocating engines and compressors, which are sold primarily into North American gas markets," he said.

         In mid-July, CES announced the closure of its underutilized foundry and associated machining operations in Grove City, PA, and its plans to fill its casting and machining requirements from third-party suppliers. Later that month, CES reached a decision to also close its warehousing and certain machining operations in Mount Vernon, OH, and transfer work from that location to other Cooper Cameron facilities, primarily in Oklahoma and Texas. The CES plant in Springfield, OH will continue to serve as a manufacturer of engines for the Ajax and Superior lines of reciprocating compressors.

         Erikson said the process of closing the referenced facilities and transferring operations is expected to be complete by mid-year 2000. He noted that with the sale of the rotating compression business, the nonrecurring charges will be somewhat less than the previously announced $40 million and the noncash facility writedowns should be closer to $15 million than the original $15-20 million estimate. "Once the closings are complete," Erikson said, "we expect to generate cost savings of approximately $9 million per year."

         Erikson said, "We are pleased to reach this agreement, which not only fits into our overall plan, but also provides Rolls-Royce with the opportunity to enhance its worldwide market presence, expand its installed base of aeroderivative engines in the transmission and power generation fields and improve the utilization and efficiency of the business's facilities. We have long believed that consolidation was the best avenue for improving long-term performance in the worldwide rotating compressor market. Our exit from that business and Rolls-Royce's expansion of its position is a win-win scenario."

         Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable reciprocating engines, compressors and turbochargers.

         Rolls-Royce plc is a global company meeting present and future requirements of aerospace, defence and energy markets, with facilities in 14 countries. Its core gas turbine technology has created one of the broadest ranges of aero engines in the world, with 55,000 engines in service with 300 airlines, 2,400 corporate and utility operators and more than 100
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armed forces, powering both fixed-wing and rotary wing aircraft. In addition, more than 30 navies use Rolls-Royce propulsion. Energy markets include the oil and gas industry and power generation.

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Visit Cooper Cameron's home page on the World Wide Web at www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding the future revenues and profitability of the Company, as well as expectations regarding savings from future restructuring activities, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition. Such factors may include overall demand for the Company's products; changes in the price of (and demand for) oil and gas in both domestic and international markets; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices directly affect customers' spending levels and their related purchases of the Company's products and services; as a result, changes in price expectations may lead to changes in the Company's cost structure, staffing or spending levels and thus impact the Company's financial results.

         Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions such as those described above, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.